Exhibit 99.2

(Furnished herewith)

DEERE & COMPANY

OTHER FINANCIAL INFORMATION

The company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

	Equipment		Production &		Small Ag		Construction
For the Years Ended	Operations		Precision Ag		& Turf		& Forestry
	Oct 30	Oct 31	Oct 30	Oct 31	Oct 30	Oct 31	Oct 30	Oct 31
Dollars in millions	2022	2021	2022	2021	2022	2021	2022	2021
Net Sales	$47,917	$39,737	$22,002	$16,509	$13,381	$11,860	$12,534	$11,368
Average Identifiable Assets
With Inventories at LIFO	$19,420	$16,680	$8,336	$6,640	$4,349	$3,625	$6,735	$6,415
With Inventories at Standard Cost	20,983	18,045	9,118	7,321	4,795	4,047	7,070	6,677
Operating Profit	$8,349	$6,868	$4,386	$3,334	$1,949	$2,045	$2,014	$1,489
Percent of Net Sales	17.4%	17.3%	19.9%	20.2%	14.6%	17.2%	16.1%	13.1%
Operating Return on Assets
With Inventories at LIFO	43.0%	41.2%	52.6%	50.2%	44.8%	56.4%	29.9%	23.2%
With Inventories at Standard Cost	39.8%	38.1%	48.1%	45.5%	40.6%	50.5%	28.5%	22.3%
SVA Cost of Assets	$(2,519)	$(2,165)	$(1,094)	$(878)	$(576)	$(486)	$(849)	$(801)
SVA	5,830	4,703	3,292	2,456	1,373	1,559	1,165	688

	Financial
For the Years Ended	Services
	Oct 30	Oct 31
Dollars in millions	2022	2021
Net Income Attributable to Deere & Company	$880	$881
Average Equity	5,725	5,497
Return on Equity	15.4%	16.0%
Operating Profit	$1,159	$1,144
Cost of Equity	(760)	(719)
SVA	399	425

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